Exhibit 23.1

[Letterhead of McConnell & Jones LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 033-56828 and No. 333-29709 on Form S-8 of our report dated June 28, 2017, appearing in this Annual Report on Form 11-K of the Marathon Oil Company Thrift Plan for the year ended December 31, 2016.

/s/ McConnell & Jones, LLP

Houston, Texas
June 28, 2017